Exhibit 10.26
Execution Copy

CAPMARK STRUCTURED REAL ESTATE FUND INCENTIVE VEHICLE, L.P.

LIMITED PARTNERSHIP AGREEMENT

THE PARTNERSHIP INTERESTS ISSUED PURSUANT TO THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES OR “BLUE SKY” LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.   SUCH PARTNERSHIP INTERESTS ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

Capmark Structured Real Estate Fund Incentive Vehicle, L.P.

Limited Partnership Agreement

Table of Contents

1.	Recitals and Definitions		1
	1.1	Recitals	1
	1.2	Definitions	1

2.	Formation of Limited Partnership		7
	2.1	Organization	7
	2.2	Partnership Name	7
	2.3	Purposes and Business	7
	2.4	Principal Business Office; Registered Office and Registered Agent	8
	2.5	Qualification in Other Jurisdictions	8
	2.6	Powers	8
	2.7	Application of the Act	8

3.	Management of the Partnership		9
	3.1	General Authority	9
	3.2	Reliance by Third Parties	9
	3.3	Partnership Classification	9
	3.4	Exculpation	9
	3.5	Indemnification	10
	3.6	Payment of Indemnification Expenses	10
	3.7	Insurance	11
	3.8	Indemnification Agreements	11

4.	Capital Contributions and Defaulting Partners		11
	4.1	Capital Calls	11
	4.2	Reinvestment of Proceeds; Recall of Distributed Capital	11
	4.3	Procedure for Capital Calls	12
	4.4	Interest	12
	4.5	Fund Borrowings	12
	4.6	Defaulting Partners	13
	4.7	Further Actions	16

5.	Distributions; Capital Accounts; Allocations; Clawback		16
	5.1	Distributions	16
	5.2	Capital Accounts	17
	5.3	Allocation of Income and Loss	17
	5.4	Special Allocations	18
	5.5	Excess Nonrecourse Liabilities	19
	5.6	Code Section 704(b) Compliance	19
	5.7	Tax Elections and Decisions	19
	5.8	Safe Harbor Election and Forfeiture Allocations	19

(i)

	5.9	Allocations and Distributions on Transfer of Compensatory Interests from the Company
		Controlled Limited Partner	20
	5.10	Clawback.	21

6.	Effect of Employment Termination and Limited Partner Withdrawal; Vesting; Forfeiture;
	Repurchase		22
	6.1	Cessation of Employment; Limited Partner Withdrawal	22
	6.2	Vesting	24

7.	Transfers of Limited Partnership Interests; Withdrawal		25
	7.1	Assignability of Interests	25
	7.2	Substitute Limited Partners	27
	7.3	Legal Representatives	27
	7.4	Obligations of Assignee	28
	7.5	Additional Requirements	28
	7.6	Allocation of Distributions Between Assignor and Assignee	28
	7.7	Death or Incapacity of a Limited Partner	29
	7.8	Pledged Interest	29
	7.9	Withdrawal of a Limited Partner	29

8.	Admission of Partners		29

9.	Rights and Obligations of the Limited Partners		30
	9.1	Limited Liability	30
	9.2	Authority of Limited Partners	30
	9.3	Voting Rights of Limited Partners	30
	9.4	General Release	31
	9.5	Confidentiality	31
	9.6	Non-Disparagement	32
	9.7	No Right to Continued Employment	33

10.	Duration and Termination of the Partnership		33
	10.1	Duration and Dissolution	33
	10.2	Bankruptcy of Limited Partner	33
	10.3	Effect of Admission or Withdrawal of Limited Partner	33

11.	Liquidation of the Partnership		33
	11.1	General	33
	11.2	Priority on Liquidation; Distributions	34
	11.3	Orderly Liquidation	34
	11.4	Source of Distributions	34
	11.5	Statements on Termination	34

12.	Books and Records; Tax Matters		35
	12.1	Books and Accounts	35
	12.2	Records Available	35

(ii)

	12.3	Tax Matters Partner; Filing of Returns	35
	12.4	Fiscal Year	35
	12.5	Tax Consequences to U.S. Taxpayers	35

13.	Power of Attorney		36
	13.1	General	36

14.	Compensation of the General Partner and Partnership Expenses		37
	14.1	No Compensation	37
	14.2	Partnership Expenses	37

15.	Miscellaneous		37
	15.1	Further Assurances	37
	15.2	Successors and Assigns	38
	15.3	Applicable Law	38
	15.4	Severability	38
	15.5	Counterparts	38
	15.6	Entire Agreement	38
	15.7	Amendment	38
	15.8	Construction	38
	15.9	Force Majeure	39
	15.10	Notices	39
	15.11	No Right of Partition for Redemption	39
	15.12	Third-Party Beneficiaries	39
	15.13	General Partner as Limited Partner	39
	15.14	Survival	40

	Schedules:

	Schedule A	List of Limited Partners, Capital Commitments, Capital Commitment Percentages,
		Carried Interest Percentages and Commencement Dates

(iii)

Capmark Structured Real Estate Fund Incentive Vehicle, L.P.

Limited Partnership Agreement

1.                                      Recitals and Definitions

1.1           Recitals.  This Limited Partnership Agreement (this “Agreement”) has been entered into as of December 1, 2006 (the “Effective Date”) by and among Capmark Carried Interest, L.L.C., a Delaware limited liability company, as the sole general partner (the “General Partner”), and the persons listed from time to time in Schedule A of this Agreement as Class A Limited Partners (the “Class A Limited Partners”) and Class B Limited Partners (the “Class B Limited Partners” which, together with the Class A Limited Partners, are collectively referred to as the “Limited Partners”).

The Class A Limited Partners are the limited partners that are required to make capital contributions to the Partnership in accordance with the terms hereof.

The Class B Limited Partners are the limited partners that will be entitled to the Carried Interest Revenue in accordance with the terms hereof.

1.2           Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

“Act” shall have the meaning set forth in Section 2.1.

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account balance as increased by such Partner’s obligation to restore a deficit in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6).  The foregoing definition of Adjusted Capital Account and the provisions of Sections 5.4(a) and 5.4(e) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Affiliate” of any Person means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in Section 1.1.

“Assign” or “Assignment” means any direct or indirect sale, transfer, assignment, hypothecation, pledge or other disposition or encumbrance of all or any part of a Partner’s interest in the Partnership.

“Business Day” means any day on which commercial banks located in the City of New York are open for business, other than a Saturday, Sunday or other day on which they are permitted to be closed for a federal or state declared holiday.

“Capital Account” shall have the meaning set forth in Section 5.2.

“Capital Call” shall have the meaning set forth on Section 4.1.

“Capital Commitment Percentage” means, for each Class A Limited Partner, the ratio that the Capital Commitment of such Class A Limited Partner bears to the aggregate Capital Commitments of all Class A Limited Partners, as set forth on Schedule A on the page applicable to such Class A Limited Partner, subject to modification as set forth herein.

“Capital Commitment” means, for each Class A Limited Partner, the aggregate contribution which such Class A Limited Partner has agreed to make to the Partnership, whether or not contributed, which is shown on Schedule A on the page applicable to such Class A limited Partner, subject to modification as set forth herein.

“Capital Contribution” means, as to each Class A Limited Partner, the amount of its Capital Commitment actually contributed in cash or deemed to have been contributed under the terms of this Agreement to the Partnership by such Class A Limited Partner as of the time the determination is made.

“Carried Interest Distributions” means any distributions which are paid to the Class B Limited Partners pursuant to this Agreement.

“Carried Interest Percentage” means, for each Class B Limited Partner, the percentage set forth on Schedule A on the page applicable to such Class B Limited Partner, subject to modification as set forth herein.

“Carried Interest Revenue” means the Incentive Distributions and Special Tax Distributions received by the Fund GP from the Fund and distributed by the Fund GP to the Partnership pursuant to the Fund GP Agreement, which shall be 100% of the Incentive Distributions and Special Tax Distributions received by the Fund GP.  Carried Interest Revenue shall also include all additional revenue attributable to Carried Interest Revenue such as earnings on any escrow of Carried Interest Revenue set aside pursuant to Section 5.1(a)(i).

“Cause” shall exist if the Capmark Financial Group Inc. or its Affiliates reasonably determine that any one or more of the following events has occurred while the Partner has been employed by the Capmark Financial Group Inc. or one of its affiliates: (i) the Partner’s willful and continued failure (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Capmark Financial Group Inc. or one of its affiliates which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Partner by Capmark Financial Group Inc. or one of its affiliates  (such ten-day period, the “Cure Period”); (ii) any gross misconduct of the Partner that causes material and demonstrable injury, monetarily or otherwise, to Capmark Financial Group Inc. or any of its affiliates or any conduct that causes the Fund GP to be removed for “cause” as defined in the Fund GP Agreement; (iii) conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony by the Partner or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations); (iv) the Partner’s disqualification or bar by any governmental or self-regulatory authority from serving in his position with the applicable Capmark Financial Group Inc. Affiliate or Capmark Financial Group Inc.’s (including any of its Affiliates) loss of any governmental or self-regulatory license that is reasonably necessary for the Partner to perform his material duties with respect to the Capmark Financial Group Inc. or any of its Affiliates in any such case, as a result of misconduct by the Partner; (v) the Partner’s willful obstruction of, or willful failure to cooperate with (except where due to a physical or mental incapacity), any investigation authorized by Capmark Financial Group Inc. or any of its Affiliates; provided that exercise by the Partner of his constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of the Partner shall not be treated as obstruction of or failure to cooperate with any such investigation; (vi) the Partner’s material breach, if any, of Capmark Financial Group Inc.’s or any of its Affiliates’ written code of conduct and business ethics, which breach is customarily punishable by termination of employment by Capmark Financial Group Inc. or any of its Affiliates; or (vii) a material breach or a default by Partner of this Agreement or any documents or agreements entered into or delivered in connection with the Fund.

“Cessation Event” shall have the meaning set forth in Section 6.1(a).

“Class A Capital Contribution Revenue” means all distributions that (a) are received by the Fund GP from the Fund with respect to the Fund GP’s capital commitments or capital contributions made to the Fund, and (b) are distributed by the Fund GP to the Partnership pursuant to the Fund GP Agreement.

“Change in Control” shall have the meaning set forth in the Stockholder’s Agreement.

“Class A Limited Partners” has the meaning set forth in Section 1.1.

“Class B Limited Partners” has the meaning set forth in Section 1.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as from time to time amended, and any successor thereto.

“Company Controlled Limited Partner” means Capmark Structured Fund Carried Interest LP, a Delaware limited partnership.

“Confidential Information” shall have the meaning set forth in Section 9.5(a).

“Credit Facility” shall have the meaning set forth in Section 4.5.

“Defaulting Limited Partner” shall have the meaning set forth in Section 4.6(a).

“Disabled Limited Partner” has the meaning set forth in Section 7.3.

“Distributable Proceeds” means all cash of the Partnership derived directly or indirectly from the Fund or in connection with the Fund’s operations, Investments (as defined in the Fund Agreement), refinancings or other sources, which the General Partner determines is available for distribution to the Partners pursuant to and in accordance with this Agreement.

“Effective Date” has the meaning set forth in Section 1.1.

“Employee Limited Partners” mean the Limited Partners other than the Company Controlled Limited Partner.

“Equity Interest” with respect to any Partner shall mean the entire right, title and interest of such Partner in the Partnership and any appurtenant rights, including, without limitation, any right or obligation to contribute capital to the Partnership.

“Estimated Value Capital Account” means, with respect to any Partner, the amount such Partner would receive in a hypothetical liquidation of the Partnership, the Fund GP and the Fund following a hypothetical sale of all of the assets of the Fund (and any assets of the Fund GP and the Partnership, other than their direct or indirect interests in the Fund) at prices equal to their most recent Fair Market Value (subject to adjustment by the General Partner, in its sole and absolute discretion, for significant events occurring subsequent to such valuations), and the distribution of the proceeds thereof to the partners of the Fund, the Fund GP and the Partners pursuant to the Fund Agreement, the Fund GP Agreement and this Agreement, respectively (after the hypothetical payment of all actual Fund, Fund GP and Partnership indebtedness, assumed closing costs (as estimated by the General Partner) and any other liabilities related to the Fund’s, the Fund GP’s and the Partnership’s assets, limited, in the case of nonrecourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities).

“Fair Market Value” means the marked-to-market value of the investments in the Fund (on a fair value basis) as determined by Capmark Investments LP in accordance with the Fund documents and Capmark Investments LP’s valuation policy.

“Final Closing Date” has the meaning set forth in the Fund Agreement.

“Fiscal Year” shall have the meaning set forth in Section 12.4.

“Former Partner” shall have the meaning set forth in Section 6.1(a)(i)

“Fund Agreement” means the Limited Partnership Agreement of the Fund, as amended, restated, supplemented or otherwise modified from time to time.

“Fund GP Agreement” means the Limited Partnership Agreement of Fund GP, as amended, restated, supplemented or otherwise modified from time to time.

“Fund GP” means Capmark Structured GP, L.P., a Delaware limited partnership.

“Fund” means Capmark Structured Real Estate Partners, L.P., a Delaware limited partnership.

“General Partner” means Capmark Carried Interest, L.L.C., a Delaware limited liability company, or any Person substituted for or who succeeds Capmark Carried Interest, L.L.C. as such General Partner pursuant to this Agreement.

“Good Reason” has the meaning set forth in the Stockholder’s Agreement.

“Incentive Distributions” has the meaning set forth in the Fund Agreement.

“Indemnified Party” shall have the meaning set forth in Section 3.4.

“Investment” shall have the meaning set forth in the Fund Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Manager” shall mean Capmark Investments LP.

“Investment Period” has the meaning set forth in the Fund Agreement.

“Investment Team Members”  shall have the meaning set forth in Section 2.3(a) hereof.

“Limited Partners” shall have the meaning set forth in Section 1.1.

“Liquidating Agent” shall have the meaning set forth in Section 11.1.

“Management Fees” shall have the meaning set forth in the Fund Agreement.

“Non-Affiliated Carried Interest Revenue” shall have the meaning set forth in Section 2.3(a) hereof.

“Non-Affiliated Fund Partners” means those limited partners of the Fund who are not Affiliates of Capmark Financial Group Inc. (without limiting the foregoing, Affiliates of Capmark Financial Group Inc. shall include Capmark Finance Inc., a California corporation, its subsidiaries and officers and employees of Capmark Finance Inc., a California corporation, the Investment Manager and their Affiliates) (which defined terms shall have the meaning set forth in the Fund Agreement).

“Non-Defaulting Partner” means any Partner that is not a Defaulting Partner.

“Organization Expenses” shall have the meaning set forth in the Fund Agreement.

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 5.4(d).

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 5.4(d).

“Partners” shall mean the General Partner and the Limited Partners.

“Partnership” shall mean Capmark Structured Real Estate Fund Incentive Vehicle, L.P., a Delaware limited partnership.

“Partnership Expenses” shall have the meaning set forth in the Fund Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in Section 5.4(c).

“Permitted Purpose” shall have the meaning set forth in Section 9.5(b).

“Person” shall mean a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust or individual.

“Pledged Interest” shall have the meaning in Section 7.8.

“Portfolio Investment” shall have the meaning set forth in the Fund Agreement.

“Predecessor In Interest,” as to the Equity Interest of any Partner, shall mean any Partner which was the prior holder of all or any portion of such Equity Interest.

“President” shall mean the President, Capmark Investments, LP who shall initially be Brian DiDonato.

“Reference Employee” means a Person that is an employee of Capmark Financial Group Inc., the Partnership, the Fund, the Fund GP, the General Partner or one of their Affiliates and that either (i) is a Limited Partner or (ii) was a Limited Partner, and, in the case of either (i) or (ii) has assigned all or part of his or her rights, benefits and obligations as a Limited Partner to a family trust or other tax or estate planning vehicle in accordance with Sections 7 and 8 hereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between GMAC Commercial Holding Corp., a Nevada corporation, and such person listed as undersigned to such agreement.

“Subscription Agreement” means the form of subscription agreement used by the Partnership pursuant to which Class A Limited Partners shall subscribe in exchange for interests in the Partnership and shall make Capital Commitments proposed by the Partnership or the Fund to be secured by the Class A Partners’ Capital Commitments.

“Treasury Regulations” mean the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Uncontributed Capital Commitment” means (a) any portion of an Class A Limited Partner’s Capital Commitment that has not been contributed to the Partnership plus (b) any portion of an Class A Limited Partner’s Capital Commitment that has been contributed to the

Partnership and has been subsequently returned to such Class A Limited Partner and may be recalled pursuant to Section 4.6.

2.                                      Formation of Limited Partnership

2.1           Organization.  The Partnership has been formed by the filing of the certificate of limited partnership (as it may be amended or restated from time to time, the “Certificate”) for the Partnership required under the Delaware Revised Uniform Limited Partnership Act (as in effect from time to time, the “Act”), with the Delaware Secretary of State pursuant to the Act.  Without the consent or approval of any Limited Partner, the Certificate may be restated by the General Partner as provided in the Act or amended by the General Partner to change the address of the office of the Partnership in Delaware or the name and address of its resident agent in Delaware or to make corrections required by the Act.  The General Partner shall deliver a copy of the Certificate and any amendment thereto to any Limited Partner who so requests.

2.2           Partnership Name.  The name of the Partnership shall be “Capmark Structured Real Estate Fund Incentive Vehicle, L.P.”  The business of the Partnership may be conducted, upon compliance with all applicable laws, under the Partnership name or any other name or names designated by the General Partner.  The General Partner in its sole discretion may change the name of the Partnership.  The General Partner shall execute, file, record and publish as appropriate any such amendments to the Certificate of Limited Partnership and other documents in connection therewith as are or become necessary or advisable as determined by the General Partner in its sole discretion.  The General Partner shall promptly notify the Limited Partners of any such change in the name of the Partnership.

2.3           Purposes and Business.

(a)           The purpose and principal business activity of the Partnership is to serve as a limited partner of Fund GP and to serve as the vehicle through which the Fund GP’s Carried Interest Revenue will be shared with the Company Controlled Limited Partner and certain individuals providing services to or on behalf of the Fund and the Fund GP.  The Carried Interest Percentages initially allocated to the members of the Investment Manager’s portfolio team (the “Investment Team Members”) and those Carried Interest Percentages which the General Partner will cause the Company Controlled Limited Partner to transfer to Investment Team Members will initially aggregate twenty-five (25%) of the Carried Interest Revenue attributable to Non-Affiliated Fund Partners (“Non-Affiliated Carried Interest Revenue”).  The General Partner will cause the Company Controlled Limited Partner to transfer Carried Interest Percentages representing an additional (i) ten percent (10%) of the Non-Affiliated Carried Interest Revenue to Investment Team Members during the Investment Period (as defined in the Fund Agreement) and (ii) a minimum of five percent (5%) up to a maximum of fifteen percent (15%) (such percentage to be determined in accordance with Section 7.1(c) of the Non-Affiliated Carried Interest Revenue to Investment Team Members and/or others employees of Capmark Financial (as defined in the Fund

Agreement) and its Affiliates who the General Partner determines have added value to the Fund.  Notwithstanding anything to the contrary herein, once the initial allocations have been transferred by the Company Controlled Limited Partner in accordance with Section 7.1(c) and if any Class B Limited Partner forfeits or otherwise transfers such Carried Interest percentage to the Company Controlled Limited Partner, regardless of the reason, neither the General Partner nor the Company Controlled Limited Partner shall be under any obligation to reissue or reallocate such Carried Interest Percentages to achieve the percentage allocations noted above.

(b)           The Partnership shall make and perform all contracts and engage in all activities and transactions necessary or advisable in connection therewith, subject to and in accordance with the Fund Agreement and the Fund GP Agreement.  In addition, the Partnership shall have the authority to and may exercise all of the powers that can be conferred upon and exercised by a limited partnership formed pursuant to the Act, including, without limitation, the authority to borrow money and incur debt.

2.4           Principal Business Office; Registered Office and Registered Agent.  The principal business office of the Partnership shall be located at c/o Capmark Carried Interest, L.L.C., 200 Witmer Road, Horsham, PA 19044.  The principal business office of the Partnership may be changed from time to time by the General Partner.  The General Partner shall notify the Limited Partners of any change in such principal business office.  The registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The agent for service of process on the Partnership pursuant to the Act shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The registered agent and registered office of the Partnership may be changed by the General Partner from time to time.  The General Partner shall promptly notify the Limited Partners of any such change.

2.5           Qualification in Other Jurisdictions.  The General Partner may cause the Partnership to be qualified or registered under applicable laws in such states as the General Partner determines appropriate to avoid any material adverse effect on the business of the Partnership and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including, without limitation, the appointment of agents for service of process in such jurisdictions.

2.6           Powers.  Subject to all of the provisions of this Agreement, the Partnership shall have the power to do any and all acts necessary, appropriate, advisable, incidental or convenient to or in furtherance of the purposes and business described herein, and shall have and may exercise all of the powers and rights that can be conferred upon limited partnerships formed pursuant to the Act.

2.7           Application of the Act.  Except as expressly provided in this Agreement, the rights and liabilities of the Partners shall be as provided in the Act.  In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms of this Agreement shall govern.

3.                                      Management of the Partnership

3.1           General Authority.  The management and operation of the Partnership and its business and affairs shall be, and hereby are, vested solely in the General Partner.  The General Partner shall have full, complete and exclusive control of the management and conduct of the business of the Partnership and the authority to do all things necessary or appropriate to carry out the purposes, business and powers of the Partnership as described herein, with full discretion and without any further act, vote or approval of any Limited Partner (except as specifically provided in this Agreement).  Except as expressly limited in this Agreement, the General Partner shall possess and enjoy with respect to the Partnership all of the rights and powers of a partner of a partnership without limited partners to the extent permitted by Delaware law.  Except as otherwise set forth herein, the Partnership hereby irrevocably delegates to the General Partner, without limitation, the power and authority to act on behalf of and in the name of the Partnership, without obtaining the consent of or consulting with any other Person to take any and all actions on behalf of the Partnership set forth in this Agreement.  The General Partner, to the extent of its powers set forth herein, is an agent of the Partnership for the purpose of the Partnership’s business and the actions of the General Partner taken in accordance with such powers shall bind the Partnership.

3.2           Reliance by Third Parties.  Any contract, instrument or act of the General Partner on behalf of the Partnership shall be conclusive evidence in favor of any third party dealing with the Partnership that the General Partner has the authority, power, and right to execute and deliver such contract or instrument and to take such action on behalf of the Partnership.  This Section 3.2 shall not be deemed to limit the liabilities and obligations of the General Partner as set forth in this Agreement.

3.3           Partnership Classification.  The General Partner shall use its best efforts to cause the Partnership to be treated for federal income tax purposes as a partnership and not as an association or publicly traded partnership taxable as a corporation.  The Partnership shall not elect to be treated other than as a partnership for federal income tax purposes.

3.4           Exculpation.  Neither the General Partner nor its Affiliates nor any of their respective principals, heirs, executors, administrators, partners, members, stockholders, employees, employers, officers, directors, managers, agents, advisors, successors or assigns (each an “Indemnified Party”) shall have any liability to the Partnership or any Partner for any loss suffered by the Partnership or any Partner which arises out of any action or inaction of an Indemnified Party, unless such action or inaction (a) is undertaken or omitted in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement and (b) is finally adjudicated by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct of such Indemnified Party.  Notwithstanding anything to the contrary in this Agreement, to the extent that, at law or in equity, a Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Partner or any other Person, such Partner acting under this Agreement shall not be liable to the Partnership, any Partner or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they explicitly restrict or eliminate the duties (including fiduciary duties) and liability of a

Partner otherwise existing at law or in equity, are agreed by each Partner to replace such other duties and liabilities of such Partner.  In addition, an Indemnified Party shall not be liable to the Partnership, any Partner or any other Person for its good faith reliance on the advice of any counsel, accountant or other advisor retained by the Partnership.

3.5           Indemnification.

(a)           Subject to the limitations contained in this Section 3.5, the Partnership shall indemnify each Indemnified Party against all losses, liabilities, damages and expenses incurred by such Indemnified Party as a result of any actions or omissions taken or omitted in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement or by reason of any action or omission taken or omitted on behalf of the Partnership.  Such indemnity shall cover, without implied limitation, judgments, settlements, fines, penalties and counsel fees incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before or threatened to be brought before any court or administrative body, in which an Indemnified Party may be or may have been involved as a party or otherwise, or with which it may have been threatened, by reason of being or having been an Indemnified Party, or by reason of any act or omission on behalf of the Partnership or otherwise taken or omitted in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification pursuant to this Section 3.5 with respect to any matter as to which such Indemnified Party shall have been finally adjudicated by a court of competent jurisdiction in any such action, suit or other proceeding to have committed an act or omission that (i) was undertaken or omitted in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement and (ii) constituted fraud, gross negligence or willful misconduct.  The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Party may be entitled and nothing contained in this Section 3.5 shall limit any lawful rights to indemnification existing independently of this Section 3.5.

(b)           In the event that for any reason the indemnification called for by this Section 3.5 is unavailable or insufficient to hold harmless an Indemnified Party in accordance with the terms hereof (other than as a result of a failure to satisfy the conditions to such indemnification as set forth in Section 3.5(a)), then the Partnership shall contribute to the amount paid or payable by such Indemnified Party (which contribution may equal up to 100% of such amount) as a result of any losses, judgments, liabilities, fines, penalties, expenses and amounts paid in settlement referred to in Section 3.5(a) such that the Indemnified Party would be in the same financial position it would have been in if the indemnification called for by this Section 3.5 were available and sufficient.

3.6           Payment of Indemnification Expenses.  Prior to the final disposition of any claim or proceeding with respect to which any Indemnified Party may be entitled to indemnification hereunder, in the General Partner’s sole and absolute discretion the Partnership may pay to the Indemnified Party, in advance of such final disposition, an amount equal to all expenses of such Indemnified Party reasonably incurred in the defense of such claim or proceeding so long as the Partnership has received a written undertaking of such Indemnified Party to repay to the Partnership the amount so advanced if it shall be finally determined that such Indemnified Party was not entitled to indemnification hereunder.

3.7           Insurance.  The General Partner, in its sole and absolute discretion, may cause the Partnership to purchase and maintain insurance on behalf of any Indemnified Party against any liability or cost incurred by such Indemnified Party in any such capacity or arising out of its status as such, whether or not the Partnership would have the power to indemnify against such liability or cost.

3.8           Indemnification Agreements.  The General Partner, in its sole and absolute discretion, may cause the Partnership to enter into agreements with any Indemnified Party setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 3.

4.                                      Capital Contributions and Defaulting Partners

4.1           Capital Calls.  Each Class A Limited Partner agrees to pay to the Partnership an aggregate amount in cash equal to its Capital Commitment set forth opposite such Class A Limited Partner’s name on Schedule A on the page applicable to such Class A Limited Partner, subject to modification as set forth herein.  All or any portion of each Class A Limited Partner’s Capital Commitment shall be payable upon not less than nine (9) Business Days’ prior written notice (a “Capital Call”) from the General Partner in accordance with Section 4.2(a) below.  Each Class A Limited Partner shall be required to contribute such Partner’s Capital Commitment Percentage of the Capital Call on the due date specified in the Capital Call.  All Capital Contributions from Class A Limited Partners, as applicable, shall be contributed to the Fund GP promptly upon receipt by the Partnership in accordance with the Fund GP Agreement.  Except as otherwise provided below in this Section 4.1, no Capital Calls may be made after Investment Period.  Capital Calls may be made to the extent permitted or required under the Fund GP Agreement.  No Partner shall have any right to make any Capital Contribution that has not been called by the General Partner pursuant to this Section 4.1.  The General Partner shall not have any Capital Commitment in its capacity as General Partner, but the General Partner shall make such contributions as may be needed to timely pay Partnership expenses in accordance with Section 14.2.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Class A Limited Partner be required to make Capital Contributions to the Partnership in respect of its Capital Commitment in excess of its Capital Commitment.

4.2           Reinvestment of Proceeds; Recall of Distributed Capital.

(a)           Prior to December 1, 2010, the General Partner may recall from the Class A Limited Partners such Distributable Proceeds as contemplated below.

(b)           The Distributable Proceeds from any Target Investment (as defined in the Fund Agreement) that may be reinvested may, at the discretion of the Fund GP, be distributed to the Class A Limited Partners, subject to the right of the General Partner and the Fund GP to make a Capital Call prior to the fourth anniversary of the Final Closing Date (as defined in the Fund Agreement) with respect to such amounts previously distributed (the “Class A Returned Contributions”).  Any Capital Contribution made by a Class A Limited Partner pursuant to this Section 4.2(b) shall not reduce the outstanding unpaid balance of such Class A Limited Partner’s Capital Commitment.  The obligation to make Capital Contributions pursuant to this Section 4.2(b) shall not increase the Capital Commitment of any Class A Limited Partner.

4.3           Procedure for Capital Calls.  A Capital Call shall be in the form of a written notice to all Class A Limited Partners specifying the general purpose of such Capital Call and an aggregate dollar amount and a date on which payment shall be due, which date shall be no less than nine (9) Business Days after the date of receipt of such notice.  Each Class A Limited Partner shall be required to contribute an amount equal to the product of its Capital Commitment Percentage multiplied by the aggregate amount of such Capital Call.  The General Partner may, subject to compliance with the above advance notice requirements, amend, delay or rescind Capital Calls at any time prior to the payment due date thereof.  The amendment, delay or rescission of a Capital Call shall not affect or abridge the right of the General Partner to make any subsequent Capital Call.

4.4           Interest.  No Class A Limited Partner shall be entitled to receive any interest on any Capital Contributions to the Partnership.

4.5           Fund Borrowings.  In the sole discretion of the Fund GP, the Fund may obtain a credit facility in order to finance the Portfolio Investments, and to pay Fund Expenses, Organizational Expenses or Management Fees as a short term bridge facility in advance of calling for capital contributions from the Fund’s limited partners (the “Credit Facility”).  The Fund may secure such Credit Facility by pledging assets of the Fund, including without limitation, an assignment of the Partnership’s capital commitment to the Fund which the Partnership will fund from the Capital Commitments, and each Class A Limited Partner shall, at the request of the General Partner, (a) confirm that except as otherwise provided in Section 5 of the Fund Agreement, such Class A Limited Partner’s obligation to make Capital Contributions is unconditional and that such Class A Limited Partner will honor calls for Capital Contributions by the lender or the General Partner in order to fund calls for capital contributions to the Fund made by the Lender, (b) if the lender shall so request, such Class A Limited Partner shall confirm to the lender the amount of such Class A Limited Partner’s Capital Commitment, and (c) execute such documents, security agreements, instruments, certificates and agreements and deliver such opinions with respect to the Class A Limited Partner as shall be required by the lender, provided, that lender’s recourse against a Class A Limited Partner with respect to such Fund borrowings shall be limited to such Class A Limited Partner’s respective Uncontributed Capital Commitment.  The Fund’s use of the proceeds of any borrowing obtained pursuant to this Section 4.5 shall comply with the terms of the Fund Agreements as if such proceeds constituted capital contributions by the Partnership to the Fund, but such use of proceeds shall not in any way reduce any Class A Limited Partner’s Capital Commitment.

4.6           Defaulting Partners.

(a)           Pledge of Partnership Interests to the Partnership.  Each Class A Limited Partner (including the General Partner to the extent it holds any Class A Limited Partner interests) hereby grants to the Partnership a security interest in its Equity Interest as a Class A Limited Partner to secure payment of its Capital Commitment.  Each Class A Limited Partner agrees to execute such further security agreements and such Uniform Commercial Code financing statements as the General Partner may reasonably request to more completely document and to perfect such security interest.  Except as provided above, no Class A Limited Partner shall pledge or grant a security interest in its Equity Interest without the prior approval of the General Partner, with such approval to be granted or withheld in the sole discretion of the General Partner.

(b)           Notice of Default and Interest.  If a Class A Limited Partner fails to pay any installment of its Capital Commitment when due, then a notice of default shall be given to such Class A Limited Partner (a “Defaulting Partner”) by or on behalf of the General Partner.  To the extent the installment is not received by the Partnership when due, then such amount shall bear interest payable to the Partnership at the lower of (i) the rate of eighteen percent (18%) per annum, compounded monthly, or (ii) the highest rate of interest permitted under applicable law, from and after the original due date of such installment until the earliest of (A) the payment of such installment, including any interest accruing under this Section 4.6(b), (B) the purchase of such Defaulting Partner’s Defaulted Interest under Section 4.6(c) or (C) the conclusion of foreclosure proceedings of the security interest granted under this Section 4.6. Any interest paid by a Defaulting Partner pursuant to this Section 4.6(b) shall not be treated as a Capital Contribution but shall be treated as Class A Capital Contribution Revenue of the Partnership.  A copy of any notice of default provided to a Defaulting Partner pursuant to this Section 4.6(b) shall be transmitted promptly to all other Class A Limited Partners.

(c)           Additional Remedies.  In addition to, and not in limitation of, the foregoing Section 4.6(a) and Section 4.6(b), upon five (5) Business Days’ written notice to any Partner that becomes a Defaulting Partner (and provided that such default has not been cured by the Defaulting Partner, together with the payment of interest in accordance with Section 4.6(b), within such five (5) Business Day period), the General Partner, in its sole discretion, must first offer the right to the Company Controlled Limited Partner to purchase all or any portion of the Equity Interest of the Defaulting Partner in the Partnership (a “Defaulted Interest”); provided that the Company Controlled Limited Partner is not a Defaulting Partner.  In the event that such Defaulted Interest is not purchased by the Company Controlled Limited Partner pursuant to this Section 4.6(c), then the General Partner may:

(i)            offer to all non-defaulting Class A Limited Partners the right to acquire, but not the obligation, (subject to the terms of this Agreement) on a pro rata basis in accordance with their Capital Commitment Percentage all or any portion of the Defaulted Interest, and (ii) in the event any non-defaulting Class A Limited Partners or the Company Controlled Limited Partner do not elect in writing within five (5) Business Days of such notice to acquire their entire pro rata portions of such Defaulted Interest pursuant to Section 4.6(c) and this Section 4.6(c)(i), respectively, offer to the non-defaulting Class A Limited Partners who have elected to acquire their full pro rata portions the opportunity for an additional three (3) Business Day period to acquire, on a pro rata basis with any other Class A Limited Partner who so elects, the remaining portion of the Defaulted Interest;

(ii)           in the event that the entire Defaulted Interest of the Defaulting Partner is not acquired by the Company Controlled Limited Partner or the Class A Limited Partners as provided in 4.6(c) or this Section 4.6(c)(ii), respectively and the foregoing clause (a), cause the Partnership to acquire all or a portion of the portion of such Defaulting Partner’s Defaulted Interest not so acquired; provided, however, that the aggregate amount of the Defaulting Partner’s Defaulted Interest purchased by the Class A Limited Partners pursuant to clause (a) and by the Partnership pursuant to this clause (b) must be equal to the entire Defaulted Interest of the Defaulting Partner, unless the remainder of such Defaulted Interest is acquired pursuant to clause (c) below; and/or

(iii)          in the event that the entire Defaulted Interest of the Defaulting Partner is not acquired by the Company Controlled Limited Partner or the Class A Limited Partners as provided in Section 4.6(c) or this Section 4.6(c)(iii) and pursuant to clause (a) above and/or by the Partnership pursuant to clause (b) above, designate one or more third parties, which parties may be Partners, to acquire (subject to the terms of Article 5 hereof) all, but not less than all, of the Defaulting Partner’s Defaulted Interest not so acquired by the Class A Limited Partners and/or the Partnership.

The General Partner shall not permit any party to acquire a Defaulting Partner’s Defaulted Interest if such acquisition would cause the assets of the Partnership to be deemed “plan assets” within the meaning of ERISA and the regulations thereunder.

(d)           Purchase of Defaulted Interest.  With respect to any acquisition made pursuant to Section 4.6(c) above, the aggregate consideration payable to the Defaulting Partner shall be a cash payment (or to the extent of a purchase by the Partnership, may be by an unsecured promissory note of the Partnership, at the election of the General Partner) in an amount equal to fifty percent (50%) of such Defaulting Partner’s Estimated Equity Interest Value; in all cases net of all costs and expenses incurred by the Partnership, the General Partner and all acquiring parties in connection with such default and the acquisition of such Defaulted Interest.  Each acquiring party shall be obligated, severally and not jointly, to pay its pro rata portion of such consideration based on the percentage of the Defaulting Partner’s Defaulted Interest acquired by such party.  In the event that the General Partner exercises its right to cause the Partnership to acquire all or a portion of a Defaulting Partner’s Defaulted Interest pursuant to Section 4.6(c)(ii), for purposes of determining each Class A Limited Partner’s liability for any resulting Capital Calls made in connection therewith, the Capital Commitment Percentage of the Class A Limited Partners shall be calculated assuming that the Partnership’s proposed purchase of all or a portion of the Defaulted Interest has been completed.  Any non-defaulting Class A Limited Partner that acquires all or a portion of a Defaulting Partner’s Defaulted Interest shall also assume the portion of the Defaulting Partner’s Capital Commitment corresponding to the acquired portion of the Defaulted Interest and shall pay to the Partnership, concurrently with the payment of the purchase price to the Defaulting Partner, an amount representing the portion of the Defaulting Partner’s Capital Call that is then due and unpaid that corresponds to the acquired portion of the Defaulted Interest.  Any interest that accrues under Section 4.6(c) with respect to a Defaulting Partner’s Defaulted Interest prior to the acquisition of such Defaulted Interest pursuant to Section 4.6(c), will remain an obligation of the Defaulting Partner and will not be assumed by any Person acquiring the Defaulted Interest.

(e)           Collection of Capital Commitment.  In addition to, and not in limitation of, any of the foregoing, upon termination of the five (5) Business Day period provided in Section 4.6(c), the General Partner, in its sole discretion, may commence proceedings to collect any due and unpaid installment of the Defaulting Partner’s Capital Commitment and any additional Capital Contribution, as applicable (plus interest in accordance with Section 4.6(c) and the expenses of collection, including court costs and attorneys’ fees and disbursements).

(f)            Additional Damages.  Any actions taken by the General Partner or the Partnership pursuant to this Section 4.6 shall be in addition to, and not in limitation of, any other rights or remedies that the Partnership or the General Partner may have against the Defaulting Partner, including the right to hold the Defaulting Partner responsible for any damages or liabilities (including attorneys’ fees and expenses) to which the Partnership or the General Partner may be subjected (in whole or in part) as a result of the default by the Defaulting Partner.

(g)           Cooperation in Sale.  Each Class A Limited Partner hereby agrees that, in the event that such Class A Limited Partner shall fail to pay when due any installment of its Capital Commitment required pursuant to Section 4.1, and the General Partner elects to pursue any remedy set forth in Section 4.6(c), such Class A Limited Partner shall sell, assign, transfer and convey to the Partnership, any designee of the General Partner or any and all Class A Limited Partners making the election contemplated by Section 4.6(c), its entire Equity Interest in the Partnership, in consideration of the amount specified in Section 4.6(d).  Upon consummation of such sale, assignment, transfer or conveyance, Schedule A to this Agreement will be appropriately modified by the General Partner and delivered to the Partners.

(h)           Voting By Defaulting Partner.  Notwithstanding anything to the contrary herein, so long as a Defaulting Partner remains a Defaulting Partner, such Partner shall not be entitled to exercise any voting rights otherwise granted to such

Partner under this Agreement, and during such time in calculating any voting threshold under this Agreement, such Defaulting Partner shall not be included in either the numerator or the denominator of such calculation.

4.7           Further Actions.  To the extent necessary in the sole discretion of the General Partner, the General Partner shall cause this Agreement (and, if required, the Certificate) to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Section 4 as promptly as is practicable after such occurrence.

5.                                      Distributions; Capital Accounts; Allocations; Clawback

5.1           Distributions.

(a)           Subject to Sections 4.6, and 5.1(b), the General Partner shall cause the Partnership to make distributions as follows:

(i)            all Carried Interest Revenue shall be distributed among the Class B Limited Partners in proportion to their respective Carried Interest Percentages promptly following receipt by the Partnership; provided, however that prior to making any distribution of Carried Interest Revenue, the General Partner may require, in its sole and absolute discretion, that al or a portion of any distribution of Carried Interest Revenue be set aside in an escrow account for the purpose of satisfying any current or anticipated obligations of the Class B Limited Partners to make repayments pursuant to Section 5.10.

(ii)           all Class A Capital Contribution Revenue shall be distributed among the Class A Limited Partners in proportion to their respective Capital Commitment Percentages promptly following receipt by the Partnership;

(iii)          all other revenue of the Partnership not described in Sections 5.1(a)(i) or 5.1(a)(ii) shall be distributed to the Class A Limited Partners in proportion to their respective Capital Commitment Percentages promptly following receipt by the Partnership.

(b)           Notwithstanding any other provision of this Agreement, no distribution shall be made if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Partnership.

(c)           Any amount paid by the Partnership to any federal, state, local or foreign tax authority, or withheld from amounts otherwise payable to the Partnership, that is in the nature of a withholding tax with respect to the interest of any Partner in the Partnership shall be treated as a distribution to such Partner.

(d)           Any distributions retained by the General Partner in escrow pursuant to Section 5.1(a) with respect to any Class B Limited Partner’s obligations pursuant to Section 5.10 shall be credited to such partner’s Carried Interest Percentage, but shall be held in escrow by the Company Controlled Limited Partner until such time as such the General Partner determines to release such partner’s Carried Interest Percentage at which time it will be released pursuant to this Section 5.1(d).

5.2           Capital Accounts.  A separate capital account (each, a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 5.2 shall be interpreted and applied in a manner consistent therewith.  The Partnership may adjust the Capital Accounts of its Partners to reflect revaluations of the Partnership property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f).  In the event that the Capital Accounts of the Partners are so adjusted, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code, and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Article 5.  In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

5.3           Allocation of Income and Loss.  Subject to the special allocations, if any, required by Section 5.4 below, and except as otherwise required to comply with the requirements of Code Section 704 (as determined by the General Partner in good faith), allocations shall be made among the Partners as follows:

(a)           All items of Partnership income, gain, loss and deduction allocated to the Partnership by the Fund GP and attributable to Class A Capital Contribution Revenue shall be allocated among the Class A Limited Partners in proportion to their respective Capital Commitment Percentages.

(b)           All items of Partnership income, gain, loss and deduction allocated to the Partnership by the Fund GP and attributable to Carried Interest Revenue shall be allocated among the Class B Limited Partners in proportion to their respective Carried Interest Percentages.

(c)           All Partnership expenses shall be allocated to the General Partner.

(d)           All other items of Partnership income, gain, loss and deduction not described in Section 5.3(a), 5.3(b) or 5.3(c) shall be allocated among the Class A Limited Partners in proportion to their respective Capital Commitment Percentages.

5.4           Special Allocations.

(a)           Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section l.704-l(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Adjusted Capital Account shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such excess deficit balance as quickly as possible.

(b)           Nonrecourse Deductions shall be allocated to the Partners in accordance with their Capital Commitment Percentages.  For purposes of this Section 5.4(b), the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

(c)           Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Partnership Minimum Gain during a taxable year, the Partners shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f).  For purposes of this Agreement, the term “Partnership Minimum Gain” shall have the meaning for “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2), and any Partner’s share of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).  This Section 5.4(c) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(d)           Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, deduction and loss of the Partnership that are attributable to a nonrecourse debt of the Partnership that constitutes Partner Nonrecourse Debt (including chargebacks of Partner Nonrecourse Debt Minimum Gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i).  For purposes of this Agreement, the term “Partner Nonrecourse Debt” shall have the meaning for “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4), and the term “Partner Nonrecourse Debt Minimum Gain” shall have the meaning for “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2).  This Section 5.4(d) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.

(e)           The items of deduction or loss allocated to a Partner pursuant to Section 5.3(a) shall not exceed the maximum amount of such items that can be allocated without causing or increasing a deficit balance in any Partner’s Adjusted Capital Account.

(f)            Notwithstanding anything to the contrary in this Agreement, the General Partner may make adjustments to the Capital Accounts of the Partners as necessary to give effect to the provisions of Article 6 and the economic arrangements set forth therein.

5.5           Excess Nonrecourse Liabilities.  For purposes of allocating excess non-recourse liabilities under Treasury Regulations Section 1.752-3(a)(3), the “partners’ interests in partnership profits” shall be the Partners’ respective shares of items attributable to Carried Interest Revenue under Section 5.3(b), and such nonrecourse liabilities shall be allocated among the Partners in accordance with Carried Interest Percentages.

5.6           Code Section 704(b) Compliance.  The allocation provisions contained in this Article 5 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.

5.7           Tax Elections and Decisions.  Any elections or other decisions relating to the allocations of Partnership items of income, gain, loss, deduction, credit or other tax matters shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.  The Partnership shall make such elections pursuant to the provisions of the Code (including Section 754 of the Code) as the General Partner, in its sole and absolute discretion, determines to be appropriate.

5.8           Safe Harbor Election and Forfeiture Allocations.

(a)           The General Partner is hereby authorized and directed to cause the Partnership to make an election to value the interests in the Partnership issued or transferred as compensation for services to the Partnership, the General Partner, the Fund or the Fund GP (“Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 whether promulgated in the form of Treasury Regulations, revenue rulings, revenue procedure notices and/or other IRS guidance (collectively, the “Proposed Rules”).

(b)           Any such Safe Harbor Election shall be binding on the Partnership and on all of its Partners with respect to all transfers of Compensatory Interests thereafter made while a Safe Harbor Election is in effect.  A Safe Harbor Election once made may be revoked by the General Partner as permitted by the Proposed Rules or any applicable rule.

(c)           Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to Compensatory Interests while the Safe Harbor Election remains effective.

(d)           The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Compensatory Interests.

(e)           The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend the Agreement as necessary to comply with the Proposed Rules or any rule, including the allocation provisions of the Agreement, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Partner.

(f)            Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner.

(g)           No transfer, assignment or other disposition of any interest in the Partnership by a Partner shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 5.9, in form satisfactory to the General Partner.

(h)           Notwithstanding anything to the contrary in this Article 5, upon a forfeiture of any Compensatory Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Treasury Regulations promulgated after the date hereof to ensure that allocations made with respect to all unvested Partnership interests are recognized under Code Section 704(b).

5.9           Allocations and Distributions on Transfer of Compensatory Interests from the Company Controlled Limited Partner.  In the event that the Company Controlled Limited Partner transfers any Compensatory Interests, the following adjustments shall be made:

(i)            The allocations of net income (or items thereof) and distributions that would otherwise be made or paid under Section 5.3(b) and 5.1(a)(i) with respect to such transferred Compensatory Interests after such transfer date shall be reduced, and the resulting amounts that would have been allocated or distributed with respect to such Compensatory Interests shall instead be allocated or distributed, as the case may be, to the Company Controlled Limited Partner, as necessary so that the Company Controlled Limited Partner receives sufficient allocations and distributions to provide the Company Controlled Limited Partner with the economic benefit of any “built-in gain” associated with such Compensatory Interests immediately prior to such transfer based on the Fair Market Value and the principles that would apply if the Partnership revalued its assets in the manner contemplated by Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to such transfer and otherwise as necessary for such Compensatory Interests to qualify as a “profits interest” for federal income tax purposes at the time of such transfer.

(ii)           Subject to Section 5.9(i) and once the allocations or distributions to the Company Controlled Limited Partner required by

Section 5.9(i) with respect to Compensatory Interests have been made, subsequent allocations of gain or loss (or items thereof) and/or distributions, as the case may be, that would otherwise be made or paid under Section 5.3(b) and 5.1(a)(i) to the Company Controlled Limited Partner shall instead be made or paid to the holder of such Compensatory Interests as necessary so that (i) the cumulative distributions under Section 5.1(a)(i) (as adjusted pursuant to this Section 5.9(ii)) with respect to such Compensatory Interests equal the cumulative distributions that would have been made with respect to such Compensatory Interests under Section 5.3(b) if this Agreement did not contain this Section 5.9 and (ii) the distributions under Section 5.1(a)(i) with respect to such Compensatory Interests are the same as they would have been if this Agreement did not contain this Section 5.9.

(iii)          The General Partner’s good faith determination of the amount and timing of any special allocations and distributions required by this Section 5.9 shall be final and binding upon the Partners.

(iv)          The General Partner may modify the adjustments required by this Section 5.9 with respect to Compensatory Interests in its sole and absolute discretion provided that such modification is provided to the transferee in writing prior to the Company Controlled Limited Partner’s transfer of such Compensatory Interests to such transferee.

(v)           Except as otherwise determined by the General Partner pursuant to Section 5.9(iv), it is intended that any Compensatory Interests transferred by the Company Controlled Limited Partner in consideration for services rendered or to be rendered by the transferee to the Partnership, the General Partner, the Fund or the Fund GP qualify as a “profits interest” for federal income tax purposes and that the allocations and distributions set forth in this Section 5.9 provide the Company Controlled Limited Partner and the holder of such transferred Compensatory Interests with the same cumulative distributions that they would have had if the Compensatory Interests had not been structured as a profits interest, and the provisions of this Section 5.9 shall be applied and interpreted consistent with such intentions.

(vi)          Notwithstanding Section 5.9(ii), net loss (or items thereof) shall not be allocated to the transferee of the Compensatory Interests from the Company Controlled Limited Partner to the extent such net loss or items represent a “chargeback” of income or gain allocated to the Company Controlled Limited Partner for periods prior to the transfer of such Compensatory Interests.

5.10         Clawback.  Subject to Section 4.6 and within sixty (60) calendar days after the dissolution of the Fund, each Class B Limited Partner shall be required to restore funds to the Fund GP in an amount sufficient to enable the Fund GP to satisfy its obligations to the Fund pursuant to Section 17.7 of the Fund Agreement (the “Aggregate Class B Clawback”).  Each Class B Limited Partner shall be obligated to fund the portion of the Aggregate Class B

Clawback equal to the amount of the Aggregate Class B Clawback multiplied by the quotient of (i) the aggregate amount of Carried Interest Distributions which have been allocated and/or paid (including funded into escrow pursuant to Section 5.1(a)(i) hereof) to such Class B Limited Partners pursuant to this Agreement without taking into consideration the clawback contemplated by this Section 5.10 divided by (ii) the aggregate amount of Carried Interest Distributions which have been allocated and/or paid (including funded into escrow pursuant to Section 5.1(a)(i) hereof) to all Class B Limited Partners pursuant to this Agreement without taking into consideration the clawback contemplated by this Section 5.10.  Any actions taken by the General Partner or the Partnership pursuant to this Section 5.10 shall be in addition to, and not in limitation of, any other rights or remedies that the Partnership or the General Partner may have against the Class B Limited Partner due to any default hereunder, including the right to hold the Class B Limited Partner responsible for any damages or liabilities (including attorneys’ fees and expenses) to which the Partnership or the General Partner may be subjected (in whole or in part) as a result of such default by the Class B Limited Partner.

6.                                      Effect of Employment Termination and Limited Partner Withdrawal; Vesting; Forfeiture; Repurchase

6.1           Cessation of Employment; Limited Partner Withdrawal.

(a)           In the event that (x) an Employee Limited Partner fails to fund his Capital Commitment (and provided that such default has not been cured by the Defaulting Partner, together with the payment of interest in accordance with Section 4.6(b), within such five (5) Business Day period) or (y) an Employee Limited Partner or its Reference Employee ceases to be employed by Capmark Financial Group Inc., the Partnership, the Fund, the Fund GP, the General Partner or any of their Affiliates for any reason, including, without limitation, death, termination of employment by the Employee Limited Partner or its Reference Employee or termination of the Employee Limited Partner’s or its Reference Employee’s employment by Capmark Financial Group Inc., the Partnership, the Fund, the Fund GP, the General Partner or any of their Affiliates, either with or without cause, bankruptcy, retirement or disability, or an Employee Limited Partner or its Reference Employee withdraws in accordance with Section 7.9 (each a “Cessation Event”), then all of the following shall apply:

(i)            such Employee Limited Partner or its Reference Employee and any assignee of such Employee Limited Partner or its Reference Employee (each of which is referred to as a “Former Partner”), if any, shall immediately cease to have any right to approve, vote on or consent to any matter submitted to the Employee Limited Partners for their approval, vote or consent;

(ii)           any Carried Interest Percentage held by the Former Partner shall cease vesting immediately, subject to the provisions of Section 6.2 with respect to accelerated vesting in certain circumstances; and

(iii)          any unvested portion of the Carried Interest Percentage held by the Former Partner shall be immediately transferred to the Company Controlled Limited Partner, subject to the provisions of Section 6.2 with respect to accelerated vesting in certain circumstances.

(b)           Notwithstanding the above, in the event that (a) a Cessation Event has occurred with respect to the Former Partner as a result of termination of employment  for Cause, (b) an estate planning vehicle established for such Employee Limited Partner or its Reference Employee has beneficiaries other than the Employee Limited Partner or its Reference Employee, his or her spouse or his or her lineal descendents, or (c) the Former Partner violates any provision of any confidentiality or non-disparagement agreement by and between the Former Partner and Capmark Financial Group Inc., the Partnership, the Fund, the Fund GP, the General Partner or their Affiliates or any employment agreement by and between the Former Partner and Capmark Financial Group Inc., the Partnership, the Fund, the Fund GP, the General Partner or their Affiliates, including Sections 9.5 and 9.6 of the Agreement, as applicable, then the provisions of this Section 6.1(a) and 6.1(b) shall apply to the entirety of the Former Partner’s Carried Interest Percentage, including the vested and unvested portion thereof, and such Former Partner shall forfeit such Carried Interest Percentage without any consideration being paid to such Former Partner by the Partnership or the General Partner therefor.

(c)           With respect to a Former Partner that leaves without Good Reason, the Carried Interest Percentage held by the Former Partner, if any, shall thereafter be deemed to equal only the vested portion of such Carried Interest Percentage (i.e., if the Former Partner had a 5% Carried Interest Percentage and 20% of that Carried Interest Percentage had vested at the time of the Cessation Event, then the Carried Interest Percentage of the Former Partner immediately following the Cessation Event would be 1%) and the Former Partner shall be entitled to 100% of the Partnership distributions of Carried Interest Revenue with respect to the Former Partner’s Carried Interest Percentage distributed prior to the Cessation Event and only to that portion of the Partnership’s distributions of Carried Interest Revenue distributed following the Cessation Event that corresponds to the Former Partner’s vested Carried Interest Percentage (as determined pursuant to Section 6.2 below) subject to the right of the Partnership to elect to purchase such vested Carried Interest Percentage for a period of one-hundred and eighty (180) days beginning on the date of the Cessation Event.  The price for such vested Carried Interest Percentage (determined as of the date the Partnership notifies the Former Partner of its election to purchase such Carried Interest Percentage) will equal the Former Partner’s Estimated Value Capital Account attributable to such vested Carried Interest Percentage and his or her unvested Carried Interest Percentage will be forfeited to the Partnership without any consideration being paid therefor.

(d)           With respect to a Former Partner that is removed without Cause or leaves for Good Reason, the Carried Interest Percentage held by the Former Partner, if any, shall thereafter be deemed to equal only the vested portion of such Carried Interest Percentage (provided that pursuant to Section 6.2, if a Former Partner is removed without

Cause or leaves for Good Reason on or before the first anniversary of any Change in Control, vesting shall be accelerated), and the Former Partner shall be entitled to 100% of the Partnership’s distributions of Carried Interest Revenue with respect to the Former Partner’s Carried Interest Percentage distributed prior to the Cessation Event and only to that portion of the Partnership’s distributions of Carried Interest Revenue distributed after the Cessation Event that corresponds to the Former Partner’s vested Carried Interest Percentage (as determined pursuant to Section 6.2 below) subject to the right of the Partnership to elect to purchase such vested Carried Interest Percentage for a period of one-hundred and eighty (180) days beginning on the date of the Cessation Event. The price for such vested Carried Interest Percentage (determined as of the date the Partnership notifies the Former Partner of its election to purchase such Carried Interest Percentage) will equal the Former Partner’s Estimated Value Capital Account attributable to such vested Carried Interest Percentage and his or her unvested Carried Interest Percentage will be forfeited to the Partnership without any consideration being paid therefor.

(e)           Notwithstanding anything to the contrary above, upon the death, permanent disability or retirement of a Limited Partner or its Reference Employee, the Carried Interest Percentage held by the such Former Partner, if any, shall thereafter be deemed to equal only the vested portion of such Carried Interest Percentage and the Former Partner shall be entitled to 100% of the Partnership’s distributions of Carried Interest Revenue with respect to the Former Partner’s Carried Interest Percentage distributed prior to the Cessation Event and only to that portion of the Partnership’s distributions of Carried Interest Revenue distributed after the Cessation Event that corresponds to the Former Partner’s vested Carried Interest Percentage (as determined pursuant to Section 6.2 below) subject to the right of the Partnership to elect to purchase such vested Carried Interest Percentage for a period of one-hundred and eighty (180) days beginning on the date of the Cessation Event. The price for such vested Carried Interest Percentage (determined as of the date the Partnership notifies the Former Partner of its election to purchase such Carried Interest Percentage) will equal the Former Partner’s Estimated Value Capital Account attributable to such vested Carried Interest Percentage and his or her unvested Carried Interest Percentage will be forfeited to the Partnership without any consideration being paid therefor.

(f)            In the event that the vested portion of a Former Partner’s Carried Interest Percentage is forfeited pursuant to Section 6.1(b), then such Former Partner shall immediately cease to be entitled to receive any Carried Interest Distributions, and such Former Partner shall continue to be liable to make all repayments required pursuant to the terms of this Agreement, including, without limitation, any repayment required pursuant to Sections 4.1 and 5.10.

6.2           Vesting.  Twenty percent (20%) of each Employee Limited Partner’s Carried Interest Percentage shall vest on each anniversary of the date on which the Carried Interest Percentage is granted (the “Commencement Date”) set forth on Schedule A for a period of not more than five (5) years from such Commencement Date for such Employee Limited Partner or its Reference Employee, subject to the cessation of vesting described in Section 6.1.

Accordingly, (i) if no Cessation Event has occurred at any time prior to the first anniversary of the Commencement Date, an Employee Limited Partner’s Carried Interest Percentage shall be twenty percent (20%) vested as of such first anniversary date; (ii) if no Cessation Event has occurred at any time prior to the second anniversary of the Commencement Date, an Employee Limited Partner’s Carried Interest Percentage shall be forty percent (40%) vested as of such second anniversary; (iii) if no Cessation Event has occurred at any time prior to the third anniversary of the Commencement Date, an Employee Limited Partner’s Carried Interest Percentage shall be sixty percent (60%) vested as of such third anniversary date; (iv) if no Cessation Event has occurred at any time prior to the fourth anniversary of the Commencement Date, an Employee Limited Partner’s Carried Interest Percentage shall be eighty percent (80%) vested as of such fourth anniversary date; and (v) if no Cessation Event has occurred at any time prior to the fifth anniversary of the Commencement Date, an Employee Limited Partner’s Carried Interest Percentage shall be one-hundred percent (100%) vested as of such fifth anniversary date.  For purposes of the foregoing sentence, the percentage of each Employee Limited Partner’s Carried Interest Percentage that is vested at any given time shall be subject to the cessation of vesting and forfeiture of vested and unvested portions of the Carried Interest Percentages set forth in Article 6.  The Commencement Date of each initial Employee Limited Partner admitted as of the Effective Date shall be the Effective Date.  Schedule A attached hereto shall be updated upon the admission of any subsequent Employee Limited Partner to reflect the Commencement Date of such subsequent Employee Limited Partner or its Reference Employee. Notwithstanding the foregoing, (i) the General Partner and any Employee Limited Partner may mutually agree to a different vesting schedule, in which case such vesting schedule shall be set forth on Schedule A for such Employee Limited Partner; (ii) from time to time, the General Partner, in its sole and absolute discretion, may accelerate the vesting of any Employee Limited Partner’s Carried Interest Percentage, (iii) upon the dissolution and liquidation of the Partnership pursuant to Article 9, the Carried Interest Percentage of each Employee Limited Partner shall automatically be deemed to be fully vested at that time for all purposes and (iv) in the event that an Employee Limited Partner leaves for Good Reason or is removed without Cause on or before the first anniversary of a Change in Control, then the vesting of such Former Partner’s Carried Interest Percentage shall accelerate, and all the Carried Interest Percentage of such Former Partner shall automatically be deemed to be fully vested at that time for all purposes.

7.     Transfers of Limited Partnership Interests; Withdrawal

7.1           Assignability of Interests.

(a)           Except as specifically provided in this Agreement, no Employee Limited Partner or its Reference Employee will be required to involuntarily transfer any interest in the Partnership, Capital Interest Percentage or Capital Commitment Percentage.  Except as specifically provided by this Agreement, each Employee Limited Partner or its Reference Employee agrees that he, she, it will not directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate, or otherwise dispose of (any of the foregoing acts being referred to here in as a “transfer”), any interest in the Partnership, Carried Interest Percentage or Capital Commitment Percentage otherwise acquired and/or held by the Employee Limited Partner or its Reference Employee, at any time; provided however, that with the prior consent of the General Partner, which may not be unreasonably withheld, the Employee Limited Partner or its Reference Employee may transfer its interests in the Limited Partnership, Carried Interest Percentage or Capital Commitment Percentage during such time pursuant to one of the following exceptions:

(i)            the right of the General Partner and/or the Company Controlled Limited Partner to repurchase or re-issue interests in the Limited Partnership, Carried Interest Percentage or Capital Commitment Percentage pursuant to the provisions of this Agreement; including, but not limited to, transfers to Employee Limited Partners or Reference Employees of interests which have been transferred to the Company Controlled Limited Partner pursuant to Article 6;

(ii)           a transfer upon death or Permanent Disability (as defined in the Stockholder’s Agreement) of the Employee Limited Partner or its Reference Employee or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a Employee Limited Partner or its Reference Employee in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement;

(iii)          a transfer made after the Effective Date in compliance with the federal securities laws to a trust of the Employee Limited Partner or its Reference Employee or to any of the Family Members (as defined in the Stockholder’s Agreement) of such Employee Limited Partner or its Reference Employee; provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof;

(iv)          a sale of the interests in the Partnership pursuant to an effective registration statement filed under the Act by the Partnership; or

(v)           transfers permitted by the General Partner.

(b)           No transfer of any interests in the Partnership, Carried Interest Percentage, or Capital Commitment Percentage in violation hereof shall be made or recorded on the books of the Partnership and any such transfer shall be void ab initio and of no effect.  No Assignment shall be binding upon the Partnership until the General Partner receives an executed copy of such Assignment, which shall be in form and substance satisfactory to the General Partner, in its sole and absolute discretion.

(c)           The President shall have the opportunity to recommend to the General Partner transfers of Class B Limited Partnership Interests from the Company Controlled Limited Partner to Employee Limited Partners; provided, however, that notwithstanding anything to the contrary herein, any transfer will be at the sole discretion of the General Partner.

7.2           Substitute Limited Partners.  Any Person that acquires an interest in the Partnership by Assignment from another Limited Partner in accordance with the provisions of Section 7.1, other than a permitted assignee, may only be admitted to the Partnership as a substitute Limited Partner with the consent of the General Partner, in its sole and absolute discretion.  The admission of an assignee as a substitute Limited Partner shall in all events be conditioned upon the assignee’s written assumption, in form and substance satisfactory to the General Partner, in its sole and absolute discretion, of all obligations of the assigning Limited Partner and the execution of an instrument satisfactory to the General Partner whereby such assignee becomes a party to this Agreement as a Limited Partner.  Notwithstanding the Assignment of all or any portion of its interest in the Partnership or the admission of an assignee as a substitute Limited Partner, the assignor shall continue to be liable with respect to its Capital Commitment and all other payment, repayment and contribution obligations, if any, relating to the interest in the Partnership so assigned, including, without limitation, repayment obligations under Sections 4.1 and 6.1. All costs, including, without limitation, filing fees and reasonable attorneys’ fees, incurred by the Partnership in connection with the admission to the Partnership of a substitute Limited Partner shall be borne by the transferor Limited Partner, unless the General Partner determines otherwise.

7.3           Legal Representatives.  In the event any Limited Partner shall be adjudicated bankrupt or be deemed insolvent, or in the event of the winding up or liquidation of a Limited Partner (such Limited Partner, a “Disabled Limited Partner”), then (a) the legal representative of the Disabled Limited Partner shall notify the General Partner in writing of the happening of any of such events and (b) the General Partner shall be entitled to acquire all or a portion of the Disabled Limited Partner’s interest in the Partnership or to offer all or a portion of the Disabled Limited Partner’s interest in the Partnership to the other Limited Partners.  The aggregate consideration payable to the Disabled Limited Partner (or its legal representative) shall be a cash payment in an amount equal to the portion of the Disabled Limited Partner’s Estimated Value Capital Account that corresponds to the Disabled Limited Partner’s interest in the Partnership acquired pursuant to the preceding sentence.  Each Limited Partner that acquires all or a portion of the Disabled Limited Partner’s interest in the Partnership shall be obligated, severally and not jointly, to pay its pro rata portion of such aggregate consideration based on the percentage of the Disabled Limited Partner’s interest in the Partnership acquired by such Limited Partner as compared to the percentage of the Disabled Limited Partner’s interest in the Partnership acquired by all Partners.  Any Partner that acquires all or a portion of a Disabled Limited Partner’s interest in the Partnership shall also assume the portion of the Disabled Limited Partner’s Capital Commitment, if any, corresponding to the acquired portion of the interest in the Partnership and shall pay to the Partnership, concurrently with the payment of the purchase price to the Disabled Limited Partner (or its legal representative), an amount representing the portion, if any, of the Disabled Limited Partner’s Capital Commitment that is then due and unpaid that corresponds to the acquired portion of the interest in the Partnership of the Disabled Limited Partner.  Except for the payment described in the immediately preceding sentence, in no event shall the acquisition of all or a portion of a Disabled Limited Partner’s interest in the Partnership by a Partner constitute a Capital Contribution of such Partner.  In the event that the Partners collectively acquire less than all of the interest in the Partnership of the Disabled Limited Partner, the legal representative of such Disabled Limited Partner shall become an assignee with respect to such portion of the

Disabled Limited Partner’s interest in the Partnership that is not acquired by the Partners pursuant to this Section 7.3, subject to all of the terms of this Agreement as then in effect.

7.4           Obligations of Assignee.  Any assignee of the interest in the Partnership of a Limited Partner in the Partnership, irrespective of whether such assignee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Assignment (a) to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its assignor and (b) to have assumed the assignor’s Capital Commitment and other payment obligations, if any, pursuant to this Agreement with respect to the interest in the Partnership assigned.

7.5           Additional Requirements.  Notwithstanding the foregoing, as additional conditions to the validity of any Assignment or transfer of a Limited Partner’s interest in the Partnership in the Partnership, such Assignment or transfer shall not:

(a)           violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(b)           cause the Partnership or the Fund not to be entitled to the exemption from registration as an “investment company” pursuant to the Investment Company Act;

(c)           result in the termination of the Partnership or the Fund under the Code (unless otherwise determined by the General Partner in its sole and absolute discretion);

(d)           cause the Partnership or the Fund to be taxed as a corporation under the “publicly traded partnership” rules in Section 7704 of the Code;

(e)           violate any provisions of the Fund GP Agreement or the Fund Agreement; or

(f)            cause (i) any subsidiary of the Fund that elects to be a real estate investment trust under the Code (a “REIT”) to fail to qualify as a REIT, or (ii) adjustments to distributions payable by the Fund to the Fund GP pursuant to Section 8.10 of the Fund Agreement.

The General Partner may require reasonable evidence as to the foregoing, including, without limitation, a favorable opinion in writing and in form and substance reasonably satisfactory to the General Partner, signed by legal counsel reasonably satisfactory to the General Partner.  Any Assignment or transfer that violates the conditions of this Section 7.5 shall be null and void ab initio.

7.6           Allocation of Distributions Between Assignor and Assignee.  Upon the Assignment of an interest in the Partnership pursuant to this Article  7, distributions pursuant to Article 5 shall be made to the Person owning the interest in the Partnership at the date of distribution, unless the assignor and assignee otherwise agree and direct the General Partner in a written statement signed by both the assignor and the assignee.

7.7           Death or Incapacity of a Limited Partner.  Subject to Section 6.2, notwithstanding anything herein to the contrary, upon the death or incapacity of a Employee Limited Partner, such Employee Limited Partner’s interests in the Partnership shall be immediately assigned to the legal representative of such Employee Limited Partner.  Irrespective of whether such legal representative has accepted and adopted in writing the terms and provisions of this Agreement, such legal representative shall be deemed by the acceptance of such assignment (a) to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its assignor and (b) to have assumed the assignor’s Capital Commitment and other payment obligations, if any, pursuant to this Agreement with respect to the interest in the Partnership assigned.

7.8           Pledged Interest.  In the event that the General Partner consents to any pledge of or encumbrance on all or any part of a Partner’s interest in the Partnership (such interest which is subject to a pledge or encumbrance is referred to as the “Pledged Interest”), then upon the occurrence of an “Event of Default” by such Partner under the document creating the pledge or encumbrance or upon such Partner becoming a “Defaulting Partner” under this Agreement (i) the General Partner may elect to cause the Partnership to accept an assignment of the Pledged Interest subject to such pledge or encumbrance, and the Partnership must accept such assignment unless the General Partner, in its sole and absolute discretion, declines to accept such assignment; and (ii) if the Partnership accepts such assignment of the Pledged Interest, the Partnership shall automatically assume the obligation(s) secured by the pledge of or encumbrance on the Pledged Interest, provided that (a) recourse on the obligation(s) secured by the pledge of or encumbrance on the Pledged Interest is and shall be limited only to the value of the Pledged Interest (even if such interest is effectively distributed to all of the Partners and even if such value fluctuates from time to time); and (b) neither the Partnership, nor any asset of the Partnership (other than the value of the Pledged Interest), shall be personally liable, responsible or subject to execution for such obligation(s).

7.9           Withdrawal of a Limited Partner.  No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, which consent may be withheld in its sole and absolute discretion.  A Limited Partner that withdraws pursuant to this Section 7.9 shall cease to have any rights under this Agreement or with respect to the Partnership.

8.     Admission of Partners

New Partners may be admitted to the Partnership only in connection with transfers of interests made in accordance with Article 7 of this Agreement.  Any new Partners shall execute a counterpart to this Agreement and such other instruments as the General Partner may deem necessary or appropriate to confirm the undertaking of such new Partner to be bound by all the terms and provisions of this Agreement.  The General Partner shall revise the applicable page of Schedule A attached hereto as necessary to reflect such admission.

9.     Rights and Obligations of the Limited Partners

9.1           Limited Liability.

(a)           A Limited Partner that receives the return of any part of its Capital Contribution shall be personally liable to the Partnership for the amount of its Capital Contribution so returned to the extent, and only to the extent, provided by the Act or other applicable law, except as otherwise specifically provided in this Agreement.  Except as provided in this Agreement or the Act, the Limited Partners shall not otherwise be liable to the Partnership for the repayment, satisfaction, or discharge of the Partnership’s debts, liabilities or obligations.  Except as provided in this Agreement, including, without limitation, Section 4.2, no Limited Partner shall have any obligation to contribute money in excess of such Limited Partner’s Capital Commitment.  No Limited Partner shall be personally liable to any third party for any liability or other obligation of the Partnership.

(b)           To the extent required by the Act or other applicable law, a Partner may, under certain circumstances, be required to return amounts previously wrongfully distributed to such Partner.  It is the intent of the Partnership that, in connection with any distribution to any Partner, except as provided in Section 9.1(a) or this Section 9.1(b) or under the Act or other applicable law, no Partner shall be obligated to pay or return any such amount to, or for the account of, the Partnership or any creditor of the Partnership.  The payment of any such money or distribution of any such property to a Partner, whether or not deemed to be a return of Capital Contributions, shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Act and, to the fullest extent permitted by law, the Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any creditor of the Partnership.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of the Partnership or the General Partner.

9.2           Authority of Limited Partners.  The Limited Partners shall not participate in, or take part in the control of, the management of the Partnership or its business and affairs and shall not have any power or authority to act for or bind the Partnership.  The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act.

9.3           Voting Rights of Limited Partners.

(a)           Voting Rights of Class A Limited Partners.   Notwithstanding anything to the contrary herein, each Class A Limited Partner shall be entitled to exercise its voting rights otherwise granted to such Class A Limited Partner under this Agreement and subject to vote by the limited partners of the Fund.

(b)           No Voting by Class B Limited Partners.  Class B Limited Partners shall not be entitled to exercise any voting rights in respect of any matters of this Agreement, the Partnership or the Fund.

9.4           General Release.  Each Partner, jointly and severally, hereby agrees to release each of the General Partner, the Partnership, the Fund GP, the Fund, the Company Controlled Limited Partner, their Affiliates and any of their respective principals, heirs, executors, administrators, partners, members, stockholders, employees, employers, officers, directors, managers, agents, advisors, successors or assigns (“Released Parties”) against all losses, liabilities, damages and expenses incurred by any Partner as a result of any actions or omissions taken or omitted by each of the Released Parties in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement or by reason of any action or omission taken or omitted on behalf of the Partnership.  Such release shall cover, without implied limitation, any past or present claims by any Partner relating to each of Released Parties or the employees of Released Parties with respect to such employee(s)’ employment as of the date hereof, the limited partner interests described herein and the activities of any of the Released Parties.

9.5           Confidentiality.

(a)           All information relating to the Partnership, the General Partner, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing or any Investment or the business or operations of the General Partner, the Partnership, the Fund, the Fund GP or any subsidiary or Affiliate of any of the foregoing (including, without limitation, processes, plans, data, reports, drawings, documents, business secrets, financial information or information of any other kind) received by any Employee Limited Partner (“Confidential Information”) shall be received and maintained in confidence by such Employee Limited Partner.

(b)           Confidential Information may be used by Employee Limited Partners or their Reference Employees only for the purpose of monitoring their investments in the Partnership (the “Permitted Purpose”).  The Employee Limited Partners and their Reference Employees agree that they will not use any Confidential Information for any other purpose, including, without limitation, use in conducting or furthering their own business or that of any affiliates or any competing business.

(c)           The obligations of limited use and nondisclosure contained in this Section 9.5 will not (i) restrict the disclosure of Confidential Information to an Employee Limited Partner or Reference Employee’s attorneys, tax advisors, accountants or other professional advisors or consultants who have a reason to have access to such Confidential Information in connection with their duties and responsibilities to such Employee Limited Partner or its Reference Employee relating to the Permitted Purpose (so long as such Persons are under an obligation of confidentiality consistent with the terms of this Section 9.5), (ii) restrict the disclosure of Confidential Information by an Employee Limited Partner or its Reference Employee to the extent such disclosure is required by any governmental or regulatory authority or court entitled by law to such disclosure, or that is required by law to be disclosed, provided that such Employee Limited Partner or its Reference Employee promptly notifies the General Partner when such requirement to disclose arises to enable the General Partner to seek an appropriate protective order and to make known to such governmental or regulatory authority or court the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof, and provided, further, that such party shall only make such disclosure to the extent it is required to do so by law; or (iii) apply to information that (x) was publicly known or otherwise known to an Employee Limited Partner or its Reference Employee prior to the time it was disclosed pursuant to this Agreement and was not otherwise subject to any restriction on disclosure by such Employee Limited Partner or its Reference Employee, (y) subsequently becomes publicly known through no act or omission by an Employee Limited Partner, its Reference Employee or any person acting on an Employee Limited Partner or its Reference Employee’s behalf, or (z) otherwise becomes known to a Employee Limited Partner or its Reference Employee without breach of this Agreement (other than through disclosure by the Partnership or the General Partner) or any other contractual, legal, or fiduciary obligation and is not otherwise subject to any restriction on disclosure by such Employee Limited Partner or its Reference Employee.  Each Employee Limited Partner or its Reference Employee agrees (A) to cooperate in any appropriate action that the General Partner may decide to take to prevent or minimize the disclosure of such Confidential Information; (B) upon the request of the General Partner, to immediately return, delete or destroy all Confidential Information, including all copies or derivations thereof, held by such Employee Limited Partner or its Reference Employee; and (C) that the misappropriation or unauthorized disclosure of Confidential Information by a Employee Limited Partner or its Reference Employee is likely to cause substantial and irreparable damage to the Partnership, the Fund GP and/or the Fund such that damages may not be an adequate remedy for breach of this Section 9.5; accordingly, the Partnership, the Fund GP and the Fund shall be entitled to injunctive and other equitable relief, in addition to all other remedies available to them at law or at equity, and no proof of special damages shall be necessary for the enforcement of this Section 9.5.

(d)           The provisions of this Section 9.5 shall survive the termination of the employment of the Employee Limited Partner or its Reference Employee with his or her employer.

9.6           Non-Disparagement.  Each Employee Limited Partner or its Reference Employee hereby agrees that he or she shall not disparage the Partnership, General Partner, the Partnership, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing.  For purposes of this provision, the term “disparage” includes making comments or statements by the Employee Limited Partner or Reference Employee to third parties, including the press, media or to any clients or employees, prospective client or any other Person with whom the Partnership, the General Partner, the Fund, the Fund GP, any subsidiary or Affiliate has or is seeking a business or professional relationship, that would have an adverse impact on the business or business reputation of the Partnership, the General Partner, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing or any executives, officers, principals, owners, partners, members, directors, agents, employees, consultants, contractors and/or trustees thereof.

The provisions of this Section 9.6 shall survive the termination of the employment of the Employee Limited Partner or its Reference Employee with his or her employer.

9.7           No Right to Continued Employment.  Subject to the rights, if any, of an Employee Limited Partner or Reference Employee under a separate contract of employment, the employment of any Employee Limited Partner or Reference Employee may be terminated, either with or without cause, by Capmark Financial Group Inc., the Partnership, the General Partner, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing at any time.  Nothing contained in this Agreement shall constitute a continued right of a Employee Limited Partner or its Reference Employee’s employment with the Partnership, the General Partner, the Fund, the Fund GP, any subsidiary or Affiliate of any of the foregoing.

10.  Duration and Termination of the Partnership

10.1         Duration and Dissolution.  The Partnership shall continue until the earliest of (a) the date on which the General Partner elects to dissolve the Partnership, (b) six (6) months after the date on which the Fund has been dissolved and completely liquidated in accordance with the Fund Agreement and all of the Fund GP’s deficit restoration and contribution obligations pursuant to Article XVII of the Fund Agreement have been satisfied or expired, and (c) the entry of a decree of judicial dissolution pursuant to the Act.

10.2         Bankruptcy of Limited Partner.  The bankruptcy, insolvency, dissolution, or liquidation of, or the making of an Assignment for the benefit of creditors by, or any other act or circumstance with respect to, a Limited Partner shall not cause the dissolution or termination of the Partnership.

10.3         Effect of Admission or Withdrawal of Limited Partner.  In the event that a new Limited Partner is admitted to the Partnership or if any Limited Partner shall withdraw, die, be declared incompetent or insane, or be adjudicated a bankrupt, or in the event of the winding up or liquidation of a Limited Partner, such event shall not cause the dissolution or termination of the Partnership.

11.  Liquidation of the Partnership

11.1         General.  Upon the dissolution of the Partnership, the Partnership shall be liquidated in accordance with this Article 11 and the Act.  The dissolution, liquidation and termination shall be conducted and supervised by the General Partner (being referred to herein as the “Liquidating Agent”).  The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the Partnership in connection with the dissolution, liquidation and termination of the Partnership that the General Partner has with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the Partnership and the transfer of any assets or liabilities of the Partnership.  The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation.  The Liquidating Agent shall liquidate the Partnership as promptly as shall be practicable after the dissolution of the Partnership’s term, consistent with realizing the value of Partnership assets.  Without limiting the rights, powers, and authority of the Liquidating Agent as provided in this Section 11.1, any Partnership asset that the Liquidating Agent may sell shall be sold at such price and on such terms as the Liquidating Agent may, in its sole and absolute discretion, deem appropriate.

11.2         Priority on Liquidation; Distributions.  The proceeds of liquidation shall be applied in the following order of priority:

(a)           To pay the costs and expenses of the dissolution and liquidation;

(b)           To pay matured debts and liabilities of the Partnership to all creditors of the Partnership (including, without limitation, any liability to any Partner);

(c)           To establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Partnership potentially owing to all Persons who are not Partners;

(d)           To establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Partnership potentially owing to the Partners; and

(e)           The balance, if any, to the Partners in accordance with Section 5.1(a).

11.3         Orderly Liquidation.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation and to maximize the value of such assets.  The Liquidating Agent shall, however, if possible to do so in a manner consistent with the preceding sentence, dispose of all Partnership assets (other than reserves) and effect distributions to the Partners within one hundred and eighty (180) days after the date of dissolution of the Partnership.

11.4         Source of Distributions.  The General Partner shall not be liable out of its own assets for the return of the Capital Contributions of the Limited Partners, it being expressly understood that any such return shall be made solely from the Partnership’s assets pursuant to this Agreement.

11.5         Statements on Termination.  Upon the completion of the liquidation of the Partnership, each Partner shall be furnished with a statement which shall set forth the assets and liabilities of the Partnership as at the date of complete liquidation and each Partner’s share thereof.  Upon completion of the liquidation of the Partnership pursuant to this Article 11, the Limited Partners shall cease to be such and the Liquidating Agent shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Partnership.

12.  Books and Records; Tax Matters

12.1         Books and Accounts.  Complete and accurate books and accounts shall be kept and maintained for the Partnership at its principal place of business (or such other location as established by the General Partner from time to time).  Such books and accounts shall be kept in accordance with generally accepted accounting principles consistently applied, the provisions of Sections 5.2 and 5.3 and on such other basis, if any, as the General Partner determines is necessary to properly reflect the operations of the Partnership.  Each Limited Partner or its duly authorized representative, at its own expense, shall at all reasonable times have access to, and may inspect and make copies of, such books and accounts of the Partnership upon reasonable prior written notice to the General Partner, for any purpose reasonably related to the Limited Partner’s interest as a Limited Partner.

12.2         Records Available.  The General Partner shall maintain at the Partnership’s principal office the following documents: (i) a current list of the full name and last known business address of each Partner, (ii) a copy of the Certificate (iii) copies of all of the Partnership’s federal, state and local income tax returns for the three most recent Fiscal Years, and (iv) copies of this Agreement and all amendments thereto.  Such documents are subject to inspection and copying at the reasonable request and at the expense of any Partner during ordinary business hours upon reasonable prior notice to the General Partner, for any purpose reasonably related to the Partner’s interest as a Partner.  Except to the extent requested by a Limited Partner, the General Partner shall have no obligation to deliver or mail a copy of the Partnership’s Certificate to the Limited Partners.

12.3         Tax Matters Partner; Filing of Returns.

(a)           The General Partner shall be the “tax matters partner” of the Partnership and shall, at the Partnership’s expense, cause to be prepared and timely filed after the end of each Fiscal Year of the Partnership all Federal and state income tax returns required of the Partnership for such Fiscal Year.

(b)           The Partnership shall use reasonable efforts to deliver to each Limited Partner a Form K-1 within ninety (90) days after the end of each Fiscal Year or as soon thereafter as practicable.

12.4         Fiscal Year.  The fiscal year (the “Fiscal Year”) of the Partnership shall be the same as its taxable year and shall be the period ending on December 31 of each year, or such other period as required by the Code or as the General Partner may designate as the taxable year of the Partnership, consistent with the requirements of the Code.

12.5         Tax Consequences to U.S. Taxpayers.  Each Limited Partner hereby agrees that such Limited Partner has reviewed with its own tax advisors the tax consequences of this Agreement and the acquisition of any interest in the Partnership.  Such Limited Partner is relying solely on such advisors and not on any statements or representations of the Partnership or any of its Affiliates or of their agents or representatives.  Such Limited Partner understands that he, she or it (and not the Partnership) shall be responsible for his, her or its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(a)           Such Limited Partner has consulted such legal, financial, technical or other experts as he, she or it deems necessary or desirable before entering into this Agreement.  Such Limited Partner has read, understands and agrees with the terms and conditions of this Agreement.  Such Limited Partner has not relied upon any oral or written representations of the Partnership or any of its Affiliates, agents or representatives in entering into this Agreement.  Such Limited Partner acknowledges the risks of his, her or its undertakings under this Agreement and its assumption of such risks.

(b)           ELECTION UNDER CODE SECTION 83(b).  EACH PARTNER HEREBY ACKNOWLEDGES THAT IT IS HIS, HER OR ITS SOLE RESPONSIBILITY AND NOT THE RESPONSIBILITY OF THE PARTNERSHIP OR THE PARTNERSHIP’S AGENTS OR REPRESENTATIVES TO FILE WITHIN THIRTY (30) CALENDAR DAYS FROM THE DATE OF ANY GRANT ANY ELECTION UNDER INTERNAL REVENUE CODE SECTION 83(b) THAT SUCH PARTNER DESIRES TO FILE WITH RESPECT TO ITS INTEREST IN THE PARTNERSHIP, EVEN IF SUCH PARTNER REQUESTS THE PARTNERSHIP, OR ITS AGENTS OR REPRESENTATIVES, TO MAKE THIS FILING ON SUCH PARTNER’S BEHALF.

13.  Power of Attorney

13.1         General.

(a)           Each Limited Partner irrevocably constitutes and appoints the General Partner and each partner of the General Partner and each Liquidating Agent the true and lawful attorney-in-fact of such Limited Partner to execute, acknowledge, swear to and file any of the following:

(i)            The Certificate, and any amendment to or certificate of cancellation of the Certificate, for the Partnership pursuant to the Act, provided, that no such certificate or amendment shall have the effect of amending this Agreement;

(ii)           Any certificate or other instrument (A) which may be required to be filed by the Partnership under the laws of the United States, the State of Delaware or any other jurisdiction, or (B) which the General Partner shall deem necessary to file to effect the winding-up or termination of the Partnership; provided, that no such certificate or instrument shall have the effect of amending this Agreement; and

(iii)          All other filings with agencies of the federal government, or any state or local government, or of any other jurisdiction which the General Partner considers necessary or desirable to carry out the purposes of this

Agreement and the business of the Partnership, provided, that no such certificate or instrument shall have the effect of amending this Agreement.

(b)           It is expressly acknowledged by each Limited Partner that the foregoing power of attorney is coupled with an interest and shall survive death, legal incapacity, bankruptcy, insolvency, Assignment for the benefit of creditors and Assignment by a Limited Partner of its Partnership interest; provided, however, that if a Limited Partner shall assign all of its interest in the Partnership and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Limited Partner, such power of attorney shall survive such Assignment only for the purpose of enabling the General Partner to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

14.  Compensation of the General Partner and Partnership Expenses

14.1         No Compensation.  The General Partner shall not be entitled to receive any compensation as a result of General Partner acting in such capacity for the Partnership.

14.2         Partnership Expenses.  The General Partner shall bear all Partnership expenses and reserves for such expenses, including the following expenses:

(a)           all reasonable costs incurred by the General Partner, an Affiliate of the General Partner that are related to the Partnership’s operations, including travel costs, fees and other out-of-pocket expenses directly related to taxes, fees of auditors, counsel and consultants, custodial expenses, insurance, litigation expenses, expenses associated with the preparation and distribution of reports to Partners, the costs of any third parties and any Affiliate of the General Partner, retained to provide necessary services relating to the assets held by the Partnership, and any extraordinary expenses related to providing the services required under this Agreement; and

(b)           all other reasonable expenses not specifically provided for in this Section 14.2 which are incurred by the General Partner or an Affiliate of the General Partner in connection with operating the Partnership, or performing the duties of the General Partner under this Agreement, other than (i) office overhead of the General Partner or (ii) compensation of the General Partner’s employees.

To the extent that expenses to be borne by the General Partner are paid by the Partnership, the General Partner shall reimburse the Partnership for such expenses.

15.  Miscellaneous

15.1         Further Assurances.  The Partners agree to execute such instruments and documents as may be required by the Act or by law or which the General Partner reasonably deems necessary or appropriate to carry out the intent of this Agreement so long as they do not alter the rights and obligations of the Limited Partners under this Agreement.

15.2         Successors and Assigns.  The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

15.3         Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the Act and judicial interpretations thereof to the extent applicable and otherwise in accordance with the laws of the State of Delaware.

15.4         Severability.  If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby, unless the absence of the invalid, illegal or unenforceable provision would materially affect the respective interests of the Partners, in which case the Partners shall use their best efforts to make such changes or adjustments in this Agreement as would restore the respective economic interests of the Partners as originally contemplated hereby.

15.5         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.

15.6         Entire Agreement.  This Agreement, including, without limitation, Schedule A hereto as modified from time to time, represents the entire agreement among the parties hereto with respect to the subject matter hereof.

15.7         Amendment.  The General Partner may amend, modify or waive any provision of this Agreement at any time, in its sole and absolute discretion, without the consent of any Partner; provided, however, that no such amendment, modification or waiver shall, except as otherwise specifically permitted by this Agreement, (i) increase any Limited Partner’s Capital Commitment or the liability of any Limited Partner under this Agreement for the obligations of the Partnership, or (ii) except as specifically permitted by this Agreement, reduce the Carried Interest Percentage of any Class B Limited Partner or the Capital Commitment Percentage of any Class A Limited Partner, without, in each case, such Limited Partner’s written consent.  No amendment, modification or waiver of any provision of this Agreement may be made without the prior written consent of the General Partner.  The General Partner shall provide written notice to all Partners of any amendment, modification or waiver of any provision of this Agreement.

15.8         Construction.  The captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.  As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.  The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

15.9         Force Majeure.  Whenever any act or thing is required of the Partnership or the General Partner hereunder to be done within any specified period of time, the Partnership or the General Partner, as the case may be, shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Partnership or the General Partner, as the case may be, including, without limitation, bank holidays, actions of governmental agencies, and financial crises of a nature materially affecting the purchase and sale of securities; provided, that this provision shall not have the effect of relieving the Partnership or the General Partner from the obligation to perform any such act or thing.

15.10       Notices.  All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted by facsimile, sent by electronic transmission or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested, addressed as follows: if intended for the Partnership or the General Partner, to the Partnership’s principal office determined pursuant to Section 2.4 hereof, and if intended for any Limited Partner to the address of such Limited Partner set forth on its Limited Partner Signature Page, or to such other address as such Partner may designate from time to time by written notice.  Notices shall be deemed to have been given when personally delivered or when transmitted on a Business Day by electronic transmission with confirmation of receipt or by facsimile with machine-generated confirmation of transmission without notation of error, if sent before 5:00 p.m. local time of the recipient, otherwise the following Business Day, or, if mailed or sent by overnight courier, on the date on which received.  The provisions of this Section 15.10 shall not prohibit the giving of written notice in any other manner; provided that any such written notice shall be deemed given only when actually received.

15.11       No Right of Partition for Redemption.  No Partner and no successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned or, except on such terms and conditions as the General Partner may, in its sole and absolute discretion, approve, to require the redemption of its interest in the Partnership.

15.12       Third-Party Beneficiaries.  The provisions of this Agreement are not intended to be for the benefit of any creditor or other person to whom any debts or obligations are owed by, or who may have any claim against, the Partnership or any of its Partners, except for Partners, in their capacities as such.  Notwithstanding any contrary provision of this Agreement, no such creditor or person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Partnership or any Partner.

15.13       General Partner as Limited Partner.  A General Partner may also be a Limited Partner, and in such event its rights, powers, restrictions and liabilities as a General Partner shall remain unaffected, and in addition it shall, in respect of its Capital Contributions as a Limited Partner, have all of the rights and powers and be subject to all of the restrictions and liabilities of a Limited Partner, except as otherwise specified herein.

15.14       Survival.  All indemnities and reimbursement obligations made pursuant to this Agreement, including, without limitation, the obligations to make repayments under Section 9.1, shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, this Limited Partnership Agreement has been executed by the parties as of the date first above written.

GENERAL PARTNER

Capmark Carried Interest, L.L.C.

By:	/s/ Linda Pickles
Name:	Linda Pickles
Title:	Vice President

LIMITED PARTNERS

See Signature Pages Attached Hereto